Exhibit 4

JOINT FILING AGREEMENT

         The undersigned parties hereby agree that this Amendment No. 3 to the Schedule 13D filed herewith relating to the ordinary shares, par value NIS 0.01 per share, of RRsat Global Communications Network Ltd., is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Dated: April 10, 2014

Viola A.V. RRsat, Limited Partnership

By:  Viola P.E. GP Ltd.
Its general partner

By: /s/ Harel Beit-On
Name: Harel Beit-On

By: /s/ Avi Zeevi
Name: Avi Zeevi

Viola P.E. GP Ltd.

By: /s/ Harel Beit-On
Name: Harel Beit-On

By: /s/ Avi Zeevi
Name: Avi Zeevi

/s/ Shlomo Dovrat
Shlomo Dovrat

/s/ Harel Beit-On
Harel Beit-On

/s/ Avi Zeevi
Avi Zeevi